Exhibit 99.1

PRESS RELEASE

Contact: Physicians Realty Trust John T. Thomas President and CEO (214) 549-6611 jtt@docreit.com Jeffrey N. Theiler Executive Vice President and CFO (414) 367-5610 jnt@docreit.com

Physicians Realty Trust Announces Closing of the
Second Tranche of the Catholic Health Initiatives Acquisition
Announces Record $691 Million of Medical Facility Investments
Completed in Second Quarter 2016

CHI Acquisition Highlights:

•	The Second Tranche of the Catholic Health Initiatives (CHI) Acquisition includes 20 medical office facilities totaling 1,421,500 rentable square feet

•	4 additional medical office facilities under executed Purchase and Sale Agreements to be acquired from CHI in the third quarter of 2016, resulting in a final acquired portfolio of 50 properties

•	2 properties representing approximately $13 million of investment were removed during the due diligence process

Milwaukee, WI - July 5, 2016 - Physicians Realty Trust (NYSE: DOC) (the “Company,” the “Trust,” “we,” “our” and “us”), a self-managed healthcare real estate investment trust, today announced that it has closed the second tranche of its previously announced pending purchase of medical office facilities from Catholic Health Initiatives (“CHI”). The closing of the second tranche, completed between June 2nd and June 30th, included 20 medical office facilities for a purchase price of approximately $305 million. Including the previously announced closing of tranche one, the Company’s total investment in CHI affiliated properties acquired to date totals $628 million.

John T. Thomas, President and Chief Executive Officer of the Trust, commented, “We have worked closely with our colleagues at Catholic Health Initiatives (CHI) to complete almost all of our investment in these CHI mission-critical medical office buildings. With only a handful of properties left, we are very pleased with the pace at which we have been able to complete this investment for the benefit of our shareholders and to help CHI further their clinical care mission. Except for one project that is currently under construction, we expect the closing of the remainder of the portfolio to occur early in the third quarter of 2016, with all of the previously announced CHI affiliated acquisitions to be completed by the end of the third quarter, but we cannot provide any assurance that these follow-on acquisitions will be completed.”

Thomas added, “Beyond the CHI investments, we completed several additional acquisitions this quarter, as summarized below. These were primarily off-market acquisitions of facilities leased to or affiliated with existing healthcare system clients. Of note, we have already been able to capitalize on our newly formed CHI relationship with these additional acquisitions, by purchasing a 100% CHI-leased connecting building of one of our KentuckyOne CHI assets in Louisville, KY directly from its physician owners.”

Thomas concluded, “This is by far the largest quarter for investments by Physicians Realty Trust. As we approach our third anniversary this month, we are very pleased with the growth and quality of cash flow we have produced for our shareholders. The stable foundation we have built includes more than $2.5 billion in real estate assets, containing approximately 10 million square feet, with industry-leading occupancy. We look forward to sharing more details with our second quarter earnings and filings.”

Investment Update

In addition to the CHI Acquisitions detailed above, the Company has completed acquisitions of 6 healthcare properties containing an aggregate of 165,625 net rentable square feet since our May 5, 2016 press release. These investments total approximately $43.5 million. The Company also entered into one mezzanine loan for $1.3 million.

About Physicians Realty Trust

Physicians Realty Trust is a self-managed healthcare real estate company organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company conducts its business through an UPREIT structure in which its properties are owned by Physicians Realty L.P., a Delaware limited partnership (the “operating partnership”), directly or through limited partnerships, limited liability companies or other subsidiaries. The Company is the sole general partner of the operating partnership and, as of March 31, 2016, owned approximately 96.5% of the partnership interests in our operating partnership (“OP Units”).

Investors are encouraged to visit the Investor Relations portion of the Company’s website (www.docreit.com) for additional information, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, press releases, supplemental information packages and investor presentations.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements may include statements regarding the Company’s strategic and operational plans, the Company’s ability to generate internal and external growth, the future outlook, anticipated cash returns, cap rates or yields on properties, anticipated closing of property acquisitions, and ability to execute its business plan. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission (the “Commission”), including, without limitation, the Company’s annual and periodic reports and other documents filed with the Commission. Unless legally required, the Company disclaims any obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events or otherwise. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed by the Company with the Commission on February 29, 2016.

Source: Physicians Realty Trust